Advanced Thermoelectric Solutions

Advanced Thermoelectric Solutions

NEWS RELEASE for January 4, 2011

Contact:	Allen & Caron Inc
Jill Bertotti (investors)
jill@allencaron.com
Len Hall (media)
len@allencaron.com
(949) 474-4300

AMERIGON ANNOUNCES CHANGES IN BSST SUBSIDIARY OWNERSHIP RESULTING FROM DECEMBER 31 RETIREMENT OF DR. LON BELL

NORTHVILLE, MI (January 4, 2011) — Amerigon Incorporated (NASDAQ-GS: ARGN), a leader in developing and marketing products based on advanced thermoelectric (TE) technologies, announced today that it has acquired the 15 percent minority interest in its technology development subsidiary, BSST LLC, plus the reversionary rights to the technology previously owned by Dr. Lon Bell, former Chief Technical Officer of Amerigon and former President of BSST. The transaction, effective December 31, 2010, involved a cash payment of approximately $3.4 million for Dr. Bell’s BSST membership interest and Dr. Bell’s reversionary rights. BSST becomes a 100 percent owned subsidiary of Amerigon, Inc. Dr. Bell, who retired on December 31, 2010, is currently a consultant to Amerigon and remains a member of the Board of Directors.

Amerigon Chairman Oscar B. (Bud) Marx commented, “With Dr. Bell’s retirement, we made the decision to unify the ownership of BSST under Amerigon and to solidify our rights to its technology. We expect no change in our strategy of developing advanced TE applications for both automotive and other commercial/industrial applications. We are pleased that Dr. Bell has agreed to assist us as a consultant in our future development efforts and will continue to serve on our Board.”

About Amerigon

Amerigon (NASDAQ-GS: ARGN) develops products based on its advanced, proprietary, efficient thermoelectric (TE) technologies for a wide range of global markets and heating and cooling applications. The Company’s current principal product is its proprietary Climate Control Seat® (CCS®) system, a solid-state, TE-based system that permits drivers and passengers of vehicles to individually and actively control the heating and cooling of their respective seats to ensure maximum year-round comfort. CCS, which is the only system of its type on the market today, uses no CFCs or other environmentally sensitive coolants. Amerigon maintains sales and technical support centers in Southern California, Southeast Michigan, Japan, Germany, England and Korea. For more information, visit the Company’s website at www.amerigon.com.

Certain matters discussed in this release are forward-looking statements that involve risks and uncertainties, and actual results may be different. Important factors that could cause the Company’s actual results to differ materially from its expectations in this release are risks that sales may not significantly increase, additional financing, if necessary, may not be available, new competitors may arise and adverse conditions in the automotive industry may negatively affect its results. The liquidity and trading price of its common stock may be negatively affected by these and other factors. Please also refer to Amerigon’s Securities and Exchange Commission filings and reports, including, but not limited to, its Form 10-Q for the period ended September 30, 2010, and its Form 10-K for the year ended December 31, 2009.

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